SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 13, 2007

SUREWEST COMMUNICATIONS

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-556	68-0365195
(Commission File Number)	(IRS Employer Identification No.)

200 Vernon Street, Roseville, California	95678
(Address of Principal Executive Offices)	(Zip Code)

(916) 772-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 Corporate Governance and Management

Item 5.02(e) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 11, 2007, the Board of Directors of SureWest Communications (SureWest) entered into an agreement with Steven C. Oldham, President and Chief Executive Officer of the Company to rescind their Employment Agreement (Agreement) of December 15, 2005. The Agreement would have expired by its terms in December 2008, and called for various benefits, including severance pay in the event of any involuntary termination or voluntary termination of employment following any diminution of duties or responsibilities or positions. Mr. Oldham and the Company are finalizing a Change of Control Agreement which calls for enhanced payments and or benefits in the event of a termination of employment or diminution of duties and responsibilities or positions of Mr. Oldham following a Change of Control of the Company. Mr. Oldham will continue to serve as the President and Chief Executive Officer of the Company and will continue to receive Base Pay, Annual Incentive Pay, and Long Term Incentive Pay in accordance with overall Company Policies and Procedures as are generally applicable to the Executive Officer Group as a whole in amounts commensurate with his position and his performance. In accordance with those policies and procedures, which are also consistent with Mr. Oldham’s rescinded employment Agreement, and the Company’s 2000 Equity Incentive Plan approved by Shareholders, which provides for various types of equity awards, including restricted stock units and restricted stock awards, Mr. Oldham was also granted 22,844 Restricted Stock Units, which vest at the rate of 25% per year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREWEST COMMUNICATIONS

Date: December 13, 2007	By:	/s/ Phil Grybas
Chief Financial Officer